AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 13, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ENDEAVOUR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	88-0448389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Fannin Street, Suite 1600

Houston, Texas 77002

(Address of principal executive offices)

Restricted Stock Award Agreements

Stock Option Agreements

(Full title of the plan)

Robert Thompson

Endeavour International Corporation

1001 Fannin Street, Suite 1600

Houston, Texas 77002

(713) 307-8700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

S. Griffith Aldrich

Vinson & Elkins RLLP

CityPoint, 33rd Floor

One Ropemaker Street

London EC2Y 9UE

United Kingdom

44-20-7065-6040

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer  ☐     Accelerated filer  ☒    Non-accelerated filer  ☐    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common stock, par value $0.001 per share
To be issued pursuant to restricted stock award agreements	200,000	$0.66[2]	$132,000	$ 5.19
To be issued pursuant to restricted stock award agreements	100,000	$0.66[2]	$ 66,000	$ 2.59
To be issued pursuant to stock option agreement	200,000	$0.75[3]	$150,000	$ 5.90
To be issued pursuant to stock option agreement	50,000	$0.75[3]	$ 37,500	$ 1.47
Total	550,000	$ N/A	$385,500	$15.15

(1)	This Registration Statement covers (i) 300,000 shares of common stock, par value $0.001 per share, of Endeavour International Corporation (the “Company”) issued pursuant to two restricted stock award agreements dated November 3, 2008 between the Registrant and Carl D. Grenz (the “Grenz Restricted Stock Agreements”); (ii) 250,000 shares of common stock issuable pursuant to two stock option agreements dated November 3, 2008 between the Company and Carl D. Grenz (the “Grenz Option Agreements”). 200,000 shares of the restricted stock and 200,000 shares of the stock options covered by this registration statement currently vest in three equal annual installments beginning with the first anniversary of the issuance date. 100,000 shares of the restricted stock and 50,000 shares of the stock options covered by this registration statement currently vest at the first anniversary of the issuance date.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on $0.68, the average of the high and low sale prices for the common stock on the NYSE Alternext on March 11, 2009.
(3)	Pursuant to Rule 457(h), the proposed maximum offering price and the proposed maximum aggregate offering price are estimated on the basis of the per share exercise price of the options issued pursuant to each Grenz Option Agreements solely for purposes of calculating the registration fee.

EXPLANATORY NOTE

The shares of common stock, par value $0.001 per share, of Endeavour International Corporation, a Nevada corporation (the “Company”), being registered pursuant to this Form S-8 are comprised of (i) 300,000 shares of common stock issued pursuant to restricted stock award agreements dated November 3, 2008 between the Company and Carl D. Grenz (the “Grenz Restricted Stock Agreements”); and (ii) 250,000 shares of common stock issuable pursuant to stock option agreements dated November 3, 2008 between the Company and Carl D. Grenz (the “Grenz Option Agreements”).

This Registration Statement contains two parts. The first part contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus may be used by Carl D. Grenz for reoffers and resales on a continuous or delayed basis in the future of up to 300,000 shares of common stock issued pursuant to the Carl D. Grenz Restricted Stock Agreements, and 250,000 shares of common stock issuable pursuant to the Grenz Option Agreements. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

550,000 SHARES OF COMMON STOCK

ENDEAVOUR INTERNATIONAL CORPORATION

This prospectus relates to the offer and sale from time to time of up to 550,000 shares (the “Shares”) of our common stock by the selling stockholders named in this prospectus. The Shares include 300,000 shares of our restricted common stock issued pursuant to certain restricted stock award agreements and 250,000 shares of our common stock underlying stock options issued pursuant to certain stock option agreements. The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on the NYSE Alternext under the symbol “END” and on the London Stock Exchange under the symbol “ENDV.” On March 12, 2009, the closing price for our common stock was $0.71 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 13, 2009.

Part I. Information Required in Prospectus

1

Our Company

We are an independent oil and gas company engaged in the exploration, development and production of oil and gas reserves in the North Sea. Our focus on the North Sea is based on our belief that major oil and gas producers are shifting their strategic focus away from the mature producing areas of the North Sea, similar to the transition that occurred in the Gulf of Mexico in the 1980s. We believe this will create significant opportunities for smaller independent producing companies to capitalize on the attractive qualities of the North Sea, such as significant estimates of undiscovered reserves in the region, extensive existing infrastructure, recent favorable regulatory initiatives and advances in technology and completion techniques. Our senior management team has extensive technical expertise and an average of over 20 years of industry experience enabling us to take advantage of these opportunities.

Endeavour International Corporation is a Nevada corporation. Our principal executive offices are located at 1001 Fannin Street, Suite 1600, Houston, Texas 77002, and our telephone number is (713) 307-8700. Our website is www.endeavourcorp.com. The information on our website is not part of this prospectus.

Preliminary Note and Cautionary Statement Regarding Forward-Looking Statements

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

This prospectus and our documents filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this prospectus include or may contain certain forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend” and similar expressions used in this prospectus are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the caption “Risk Factors” herein that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint venture or investments we may make.

Where You Can Find More Information

We are subject to the information requirements of the Exchange Act, and in accordance therewith, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Endeavour maintains an Internet site at www.endeavourcorp.com.

We have filed a registration statement with the SEC on Form S-8 (including any amendments thereto, known as “the registration statement”) under the Securities Act with respect to the shares of common stock offered by the selling stockholder hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about our common stock and us. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

Incorporation of Certain Documents By Reference

We are incorporating by reference in this prospectus information we file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to item 9.01) of any Current Report on Form 8-K), which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•

our Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference from our Proxy Statement for our Annual Meeting of Stockholders to be held on May 29, 2009;

•	our Current Report on Form 8-K filed on March 12, 2009; and

•

the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Endeavour International Corporation

1001 Fannin Street, Suite 1600

Houston, Texas 77002

(713) 307-8700

Attention: Robert Thompson

Risk Factors

An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

Risks related to our business

Our ability to produce commercial quantities of oil and gas from our properties may be adversely affected by factors outside of our control. If we are unable to produce oil and gas from our properties in commercial quantities, our operations will be severely affected.

Our business of exploring, developing and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that the wells, although productive, do not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids, or other conditions may substantially delay or prevent completion of any well. This could result in a total loss of our investment in a particular property. Certain of our operating areas are subject to severe weather conditions which could adversely impact our operations. A productive well may become uneconomic if water or other substances are encountered, which impair or prevent the production of oil and gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. We cannot assure you that oil and gas will be produced from the properties in which we have interests, nor can we assure the marketability of oil and gas that may be acquired or discovered. Numerous factors are beyond our control, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, allowable production and environmental regulations. We cannot predict how these factors may affect our business.

We may not be able to replace production with new reserves which could cause our production and reserves to decline.

Our future oil and gas production is highly dependent upon our level of success in finding or acquiring additional reserves. In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Our reserves will decline unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities.

We have limited control over the availability or cost of drilling rigs and other equipment and services which are essential to our operations, and market conditions or transportation impediments may hinder access to oil and gas markets or delay production.

We have limited control over the availability and cost of drilling rigs and other services and equipment which are necessary for us to carry out our exploration and development activities. Procuring a sufficient number of drilling rigs is expensive and difficult as the market for such rigs is highly competitive. There is no assurance that we will be able to contract for such services or equipment on a timely basis or that the cost of such services and equipment will remain at a satisfactory or affordable level. For example, the terminal facility servicing our IVRRH, Renee and Rubie fields has experienced significant increases in operating costs in recent periods, causing the operator to cease operations at that facility. As a result, we expect to suspend production at these fields by the end of the first quarter 2009. We also expect to incur approximately $10 million of abandonment costs for the facility, before salvage value, by mid-2010, however we cannot assure you that total abandonment costs will not exceed that amount. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on business, financial condition or results of operations.

Market conditions, the unavailability of satisfactory oil and natural gas transportation or the location of our drilling operations may hinder our access to oil and gas markets, delay production or increase our expenses. The availability of a ready market for oil and gas production depends on a number of factors, including the demand for, and supply of, oil and gas and the proximity of reserves to pipelines and terminal facilities.

Our debt level and terms of our debt agreements could negatively impact our financial condition, results of operations and business prospects.

As of December 31, 2008, we had $228 million in outstanding indebtedness. Our level of indebtedness and the terms of our debt agreements could have important consequences on our operations, including:

•	placing restrictions on certain operating activities;

•	making it more difficult for us to satisfy our obligations under our indentures or the terms of our other debt and increasing the risk that we may default on our debt obligations;

•

requiring us to dedicate a substantial portion of our cash flow from operating activities to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

•	decreasing our ability to withstand a downturn in our business or the economy generally; and

•	placing us at a competitive disadvantage against other less leveraged or restricted competitors.

We may not have sufficient funds to repay our outstanding debt. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow from operating activities to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to repay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions, our market value and our operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed. The inability to repay or refinance our debt, could have a material adverse effect on our operations and negatively impact our capital program.

We have outstanding $81.25 million of 6.00% convertible senior notes due 2012. Upon specified change of control events, each holder of those notes may require us to purchase all or a portion of the holder’s notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, up to but excluding the date of purchase, plus in certain circumstances, a makewhole premium. In early 2008, under a private offering, we issued $40 million of 11.5% guaranteed convertible bonds due 2014 to a company controlled by the Smedvig family office of Norway. If we undergo a “change of control” the holders of these bonds also have the right, subject to certain conditions, to redeem the bonds and accrued interest.

At December 31, 2008, we also have outstanding $113 million under a Secured Revolving Loan and a Letter of Credit Facility Agreement (together, the “Debt Agreements”). Upon specified change of control events, each lender under the Debt Agreements may cancel the facility and declare outstanding loans, plus accrued and unpaid interest, outstanding letters of credit and other outstanding fees, if any, due and payable. We cannot assure you we would have sufficient financial resources to purchase the notes for cash or repay the lenders under our Debt Agreements upon the occurrence of a change of control. In addition, events involving a change of control may result in an event of default under other debt we may incur in the future.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase.

Certain of our borrowings, primarily borrowings under our bank facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed would remain the same, and our net income would decrease. A 0.25% change in interest rates would not result in a material change in our annual interest expense.

Recent changes in the financial and credit markets may impact economic growth, and a sustained decline of oil and natural gas prices can also affect our ability to obtain funding, obtain funding on acceptable terms or obtain funding under our current senior bank facility. This may hinder or prevent us from meeting our future capital needs.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. The credit and capital markets have become exceedingly distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions have made, and will likely continue to make, it difficult to obtain funding.

In addition, we may be unable to obtain adequate funding under our current senior bank facility because (i) our lending counterparties may be unwilling or unable to meet their funding obligations or (ii) our borrowing base under our current senior bank facility is redetermined at least twice per year and may decrease as a result of lower oil or natural gas prices, operating difficulties, declines in reserves, lending requirements or regulations, or for any other reason.

Due to these factors, we cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due, or we may be unable to implement our capital program, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

We will not be the operator of all of the interests we own or acquire, and therefore we may not be in a position to control the timing of development efforts, the associated costs, or the rate of production of the reserves in respect of such interests.

A significant number of our interests, including several of our producing fields, are located in blocks that we do not currently operate and as we carry out our planned drilling program, we will not serve as operator of all planned wells. As a result, we may have limited ability to exercise influence over the operations of these interests or their associated costs. Dependence on the operator and other working interest owners for these projects, and limited ability to influence operations and associated costs could prevent the realization of expected returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside our control, including:

•	the timing and amount of their capital expenditures;

•	the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;

•	the operator’s expertise and financial resources;

•	approval of other participants and regulatory agencies to drill wells and implement other work programs;

•	selection of technology; and

•	the rate of production of the reserves.

Our inability to control the development efforts, costs and timing on the interests where we are not the operator could have a material adverse effect on our financial conditions, results of operations and business prospects.

If we are unable to obtain additional financing or generate sufficient operating cash flow, we may not be able to adequately fund our existing development and exploration projects, acquire additional oil and gas interests or maintain our rights in such projects.

We expect to incur substantial expenditures in connection with our oil and gas exploration, development and production activities, which may be in excess of operating cash flows and may require us to seek external sources of capital in the future. We may not have an adequate amount of financial resources to adequately fund all of our development and exploration projects. In the past, we have relied on operating cash flows, credit facility borrowings and the sale of our debt and equity securities to fund the acquisition, exploration and development of our petroleum properties. We may need to raise additional capital to continue funding projects. We cannot assure you that additional funding will be available to us for exploration and development of our projects or to fulfill our obligations under any agreements. We also cannot assure you that we will be able to generate sufficient operating cash flow or obtain adequate financing in the future or that the terms of any such financing will be acceptable to us. Failure to generate such additional operating cash flow or obtain such additional financing could result in delay, postponement or cancellation of further exploration and development of our projects or the loss of our interest in our prospects.

Competition for oil and gas properties and prospects is intense and some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating, obtaining and developing properties and prospects.

We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors are major or independent oil and gas companies that have longer operating histories in our areas of operation and employ superior financial resources which allow them to obtain substantially greater technical and personnel resources and which better enable them to acquire and develop the prospects that they have identified. We also actively compete with other companies when acquiring new leases or oil and gas properties. Our relatively small size could adversely affect our ability to obtain new licenses in the future. Specifically, competitors with greater resources than our own have certain advantages that are particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for productive oil and gas properties and exploratory prospects than we are able or willing to pay. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted.

These competitors may also be better able to withstand sustained periods of unsuccessful drilling or downturns in the economy, including decreases in the price of commodities as experienced in 2008. Larger competitors may be able to absorb the burden of any changes in laws and regulations more easily than we can, which would adversely affect our competitive position. In addition, most of our competitors have been operating for a much longer time and have demonstrated the ability to operate through industry cycles.

If we are unable to identify additional oil and gas prospects in which we can acquire an interest at an affordable price, we may not be able to grow successfully.

One element of our strategy is to continue to grow through selected acquisitions of additional interests in oil and gas prospects. This strategy may not be successful, however, because:

•	we may not be able to identify additional desirable oil and gas prospects and acquire interests in such prospects;

•	any acquisition of interests in oil and gas prospects may be found not to include prospects that contain proven oil or gas reserves;

•	we may not have the ability to develop prospects that contain proven oil or gas reserves to the point of commercial production;

•	we may not have the financial ability to complete additional acquisitions of interests in oil and gas prospects or to develop the prospects that we acquire to the point of production; and

•	we may not be able to consummate additional acquisitions on terms favorable to us or at all.

If we are unsuccessful at either identifying new oil and gas properties that are attractive to us, or are unable to acquire such properties at commercially acceptable terms, our business prospects and ability to grow could be materially adversely affected.

Acquiring interests in properties for oil and natural gas exploration is speculative in nature and may not result in operating revenues or profits.

We cannot assure you that we will discover oil and gas in commercial quantities in our current properties or properties we may acquire in the future. Our success depends upon our ability to acquire working and revenue interests in properties upon which oil and gas reserves ultimately are discovered.

We face risks associated with our acquisition strategy.

As part of our growth strategy, we intend to pursue strategic acquisitions of new properties that expand our current asset base and potentially offer unexploited reserve potential. This strategy involves risks and we cannot assure you that:

•	we will be able to finance or consummate the transactions we select;

•	any acquisitions will be profitable or be successfully integrated into our existing operations;

•	we will be able to retain and motivate key personnel of acquired businesses;

•	any acquisitions and integrations will not divert management resources; or

•	any acquisitions and integrations will not have an adverse effect on our results of operations or financial condition.

Market fluctuations in the prices of oil and gas could adversely affect the price at which we can sell oil or gas discovered on our properties, and lower oil and gas prices may cause us to record ceiling test write-downs.

In recent decades, there have been periods of both worldwide over-production and underproduction of hydrocarbons, varying weather patterns and periods of both increased and relaxed energy conservation efforts. These conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a regional basis. These periods historically have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations, even during relatively short periods of seasonal market demand. We cannot predict with any degree of certainty future oil and gas prices. Changes in oil and gas prices significantly affect our revenues, operating results, profitability and the amount and value of our oil and gas reserves. Lower prices may reduce the amount of oil and gas that we can produce economically.

We use the full cost method of accounting for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties (net of related deferred taxes), including estimated capitalized abandonment costs, may not exceed a “ceiling limit,” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% and excluding cash flows related to estimated abandonment costs, plus the lower of cost or fair value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings as an impairment charge. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce net income. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. We cannot assure you that we will not experience ceiling test write-downs in the future.

Our results of operations could be adversely affected by goodwill impairments.

As a result of mergers and acquisitions, at December 31, 2008 we had $285 million of goodwill on our balance sheet. Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair-value-based test. Goodwill is deemed impaired to the extent that its carrying amount exceeds the fair value of the reporting unit. Although our latest tests indicate that no goodwill impairment is currently required, future deterioration in market conditions could lead to goodwill impairments that could have a substantial negative effect on our profitability.

Derivative transactions may limit our potential gains and involve other risks.

To manage our exposure to price risk with our production, we entered into commodity derivative contracts. We may also enter into other commodity derivative contracts from time to time with respect to a portion of our future production to manage our exposure to price risk or exposure to interest rate risk. The goal of these derivative contracts is to limit volatility and increase the predictability of cash flow. These transactions may limit our potential gains if oil and gas prices were to rise over, or interest rates fall below, the prices established by the derivative contracts. In addition, derivative contracts may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	the counterparties to our contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts oil or gas prices or interest rates.

The use of 3-D seismic is only an interpretive tool and we may be unable to recognize significant geological features.

The use of 3-D seismic is only an interpretive tool and we may be unable to recognize significant geological features due to errors in analysis of data, processing limitations or other factors. The use of seismic information does not guarantee that the wells we drill will encounter hydrocarbons, or if we do encounter hydrocarbons, that they will be present in commercial quantities.

We operate internationally and are subject to political, economic and other uncertainties.

We currently have operations in the United States, United Kingdom, Norway and the Netherlands. We may expand our operations to other countries or regions. International operations are subject to political, economic and other uncertainties, including:

•	the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

•	taxation policies, including royalty and tax increases and retroactive tax claims;

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

•	laws and policies of the U.S. affecting foreign trade, taxation and investment; and

•

the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

The exploration, production and sale of oil and gas are extensively regulated by governmental bodies. Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in our industry and consequently an increase in the cost of doing business and decrease in profitability. Numerous governmental departments and agencies are authorized to, and have, issued rules and regulations imposing additional burdens on the oil and gas industry that often are costly to comply with and carry substantial penalties for failure to comply. Production operations are affected by changing tax and other laws relating to the petroleum industry, by constantly changing administrative regulations and possible interruptions or termination by government authorities.

Oil and gas mineral rights may be held by individuals, corporations or governments having jurisdiction over the area in which such mineral rights are located. As a general rule, parties holding such mineral rights grant licenses or leases to third parties to facilitate the exploration and development of these mineral rights. The terms of the leases and licenses are generally established to require timely development. Notwithstanding the ownership of mineral rights, the government of the jurisdiction in which mineral rights are located generally retains authority over the manner of development of those rights.

Our insurance may not protect us against all business and operating risks, including the potential that an operator of a prospect in which we participate may fail to maintain or obtain adequate insurance.

Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. If a significant accident or other event resulting in damage to our operations, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance, it could adversely affect our financial condition and results of operations. We do not currently operate all of our oil and gas properties. In the projects in which we own non-operating interests, the operator may maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect and additional liability for us, which could have a material adverse effect on our financial condition and results of operations.

The cost of decommissioning is uncertain.

We expect to incur obligations to abandon and decommission certain structures associated with our producing properties. To date, the industry has little experience of removing oil and gas structures from the North Sea. Few of the structures in the North Sea have been removed. Certain groups have been established to study issues relating to decommissioning and abandonment and how the costs will be borne. Because experience is limited, we cannot precisely predict the costs of any future decommissions for which we might become obligated.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in the reserve estimates or underlying assumptions of our assets will materially affect the quantities and present value of those reserves.

Estimating oil and gas reserves is complex and inherently imprecise. It requires interpretation of the available technical data and making many assumptions about future conditions, including price and other economic factors. In preparing such estimates, projection of production rates, timing of development expenditures and available geological, geophysical, production and engineering data are analyzed. The extent, quality and reliability of these data can vary. This process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. If our interpretations or assumptions used in arriving at our reserve estimates prove to be inaccurate, the amount of oil and gas that will ultimately be recovered may differ materially from the estimated quantities and net present value of reserves owned by us.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from estimates, perhaps significantly. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

If we are unable to fulfill commitments under any of our licenses, we will lose our interest, and our entire investment, in such license.

Our ability to retain licenses in which we obtain an interest will depend on our ability to fulfill the commitments made with respect to each license. We cannot assure you that we or the other participants in the projects will have the financial ability to fund these potential commitments. If we are unable to fulfill commitments under any of our licenses, we will lose our interest, and our entire investment, in such license.

We are subject to environmental regulations that can have a significant impact on our operations.

Our operations are subject to a variety of national, state, local and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations can result in the imposition of substantial fines and penalties as well as potential orders suspending or terminating our rights to operate. Some environmental laws to which we are subject to provide for strict liability for pollution damages, rendering a person liable without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products. Aquatic environments in which we operate are often particularly sensitive to environmental impacts, which may expose us to greater potential liability than that associated with exploration, development and production at many onshore locations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly requirements for oil and gas exploration and production activities could require us, as well as others in our industry, to make significant expenditures to attain and maintain compliance which could have a corresponding material adverse effect on our competitive position, financial condition or results of operations. We cannot provide assurance that we will be able to comply with future laws and regulations to the same extent that we believe we have in the past. Similarly, we cannot always precisely predict the potential impact of environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would restrict our operations in any area.

Current and future environmental regulations, including restrictions on greenhouse gases due to concerns about climate change, could reduce the demand for our products. Our business, financial condition and results of operations could be materially and adversely affected if this were to occur.

Under certain environmental laws and regulations, we could be subject to liability arising out of the conduct of operations or conditions caused by others, or for activities that were in compliance with all applicable laws at the time they were performed. Such liabilities can be significant, and if imposed could have a material adverse effect on our financial condition or results of operations.

Governmental regulations to which we are subject could expose us to significant fines and/or penalties and our cost of compliance with such regulations could be substantial.

Oil and gas exploration, development and production are subject to various types of regulation by local, state and national agencies. Regulations and laws affecting the oil and gas industry are comprehensive and under constant review for amendment and expansion. These regulations and laws carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, adversely affects our profitability. In addition, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments and/or agencies thereof.

We are dependent on our executive officers and need to attract and retain additional qualified personnel.

Our future success depends in large part on the service of our executive officers. The loss of these executives could have a material adverse effect on our business. Although we have employment agreements with certain of our executive officers, there can be no assurance that we will have the ability to retain their services. Further, we do not maintain key-person life insurance on any executive officers.

Our future success also depends upon our ability to attract, assimilate and retain highly qualified technical and other management personnel, who are essential for the identification and development of our prospects. There can be no assurance that we will be able to attract, integrate and retain key personnel, and our failure to do so would have a material adverse effect on our business.

Risks relating to our common stock

The trading price of our common stock may be volatile.

Smaller capitalized companies like ours often experience substantial fluctuations in the trading price of their securities. The trading price of our common stock has fluctuated significantly and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including those set forth elsewhere herein, as well as our operating results, financial condition, announcements or drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors, some of which may be unrelated to our performance or prospects or to conditions in the industry as a whole.

There is a limited market for our common stock.

Our common stock is traded on the NYSE Alternext and the London Stock Exchange. Historically, there has not been an active trading market for a significant volume of our common stock. We are not certain that an active trading market for our common stock will develop, or if such a market develops, that it will be sustained, which may make it difficult for you to sell your shares of common stock in the future.

If we, our existing stockholders or holders of our securities that are convertible into shares of our common stock sell additional shares of our common stock, the market price of our common stock could significantly decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the public market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of March 13, 2009, we had approximately 130.1 million shares of common stock outstanding. Of those shares, approximately 4.0 million shares are restricted shares subject to vesting periods of up to three years. The remainder of these shares is freely tradable.

In addition, approximately 4.1 million shares are issuable upon the exercise of presently outstanding stock options under our employee incentive plans and 0.9 million shares are issuable upon the exercise of presently outstanding options and warrants outside our employee incentive plans. Also 16.2 million shares are issuable upon the conversion of our convertible senior notes due 2012 and 50.0 million shares are issuable upon conversion of our Series C Preferred Stock, based upon the conversion price of $2.50, and 19.3 million shares are issuable upon conversion of our 11.5% convertible bonds, based on a conversion price of $2.36.

Provisions in our articles of incorporation, bylaws and the Nevada Revised Statutes may discourage a change of control.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws and the Nevada Revised Statutes (“NRS”) could delay or make more difficult a change of control transaction or other business combination that may be beneficial to stockholders. These provisions include, but are not limited to, the ability of our board of directors to issue a series of preferred stock, classification of our board of directors into three classes and limiting the ability of our stockholders to call a special meeting.

We are subject to the “Combinations With Interested Stockholders Statute” and the “Control Share Acquisition Statute” of the NRS. The Combinations Statute provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder.

The Control Share Acquisition Statute provides that persons who acquire a “controlling interest” as defined by the statute, in a company may only be given full voting rights in their shares if such rights are conferred by the stockholders of the company at an annual or special meeting. However, any stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus.

The Selling Stockholder

The selling stockholdes may sell up to 550,000 shares of our common stock pursuant to this prospectus consisting of 300,000 shares of our restricted common stock issued pursuant to certain restricted stock award agreements, and 250,000 shares of our common stock underlying stock options issued pursuant to certain stock option agreements. The following table sets forth certain information known to us concerning the selling stockholder. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See “Plan of Distribution.”

Name	Shares of Common Stock Beneficially Owned Before Offering (1)	Number of Shares of Common Stock Offered Hereby (1)	Shares of Common Stock Beneficially Owned After Offering (2)	Percentage of Shares of Common Stock Owned After Offering (2)
Carl D. Grenz(3)	350,000	550,000	50,000	—	*

*	Less than 1%.
(1)	Ownership is determined based on shares outstanding as of and in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which we cannot predict at this time.
(2)	Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholder and the selling stockholder sells no other shares he beneficially owns.
(3)	Mr. Grenz is the Executive Vice President, Operations of the Company. The shares offered by Mr. Grenz include 300,000 shares of restricted common stock, 200,000 of which vest in three equal annual installments beginning November 3, 2009; 100,000 of which vest 100% at November 3, 2009; and 250,000 shares of common stock underlying stock options, 200,000 of which vest in three equal annual installments beginning November 3, 2009, and 50,000 of which vest 100% at November 3, 2009.

Except as indicated above, within the past three years, the selling stockholder has not had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Plan of Distribution

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents. This prospectus covers the resale of shares of our common stock by the selling stockholders. As used in this prospectus, “selling stockholders” includes holders of shares of our common stock received from a selling stockholder after the date of this prospectus, who received such shares by gift or by other transfer by such selling stockholder to an immediate family member of such stockholder, by will or through operation of the laws of descent and distribution, and their respective administrators, guardians, receivers, executors or other persons acting in a similar capacity.

The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that, in turn, may sell the common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.

At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

We cannot be certain that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualifies for sale or an exemption from registration, or a qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to pay substantially all expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal Matters

Vinson & Elkins RLLP has passed upon certain legal matters in connection with the registration of the common stock offered hereby. Woodburn and Wedge, our Nevada counsel, has passed upon the validity of the common stock offered hereby. Any underwriters will be advised about other issues relating to by offering by their own legal counsel.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have been previously filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•

our Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference from our Proxy Statement from our Annual Meeting of Stockholders to be held on May 29, 2009;

•	our Current Report on Form 8-K filed on March 12, 2009; and

•

the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.02) of any such Current Report on Form 8-K) subsequent to the filing date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our articles of incorporation provide that no officer or director of Endeavour will be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, other than for (i) acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (ii) the unlawful payment of a distribution. In addition, our articles of incorporation and bylaws provide that we will indemnify our officers and directors, and advance related costs and expenses incurred by them to the fullest extent permitted by Nevada law. In addition, we may also enter into agreements with any officer or director, and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation and, in a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 7. Exemption From Registration Claimed

The shares of our restricted common stock and options to purchase shares of our common stock were issued to certain officers of the Company as inducement or incentive awards. These grants were exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8. Exhibits

Exhibit No.		Description

4.1(a)	—	Warrants to Purchase Common Stock issued to Trident Growth Fund, LP dated July 29, 2003 (warrant
# 2003-3) (incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.1(b)	—	First Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (warrant # 2003-3) (incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No.
000-33439) for the year ended December 31, 2003).

4.2	—	Warrant to Purchase 25,000 Shares of Common Stock issued to Trident Growth Fund, L.P. (incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the Year Ended December 31, 2002).

4.3	—	Indenture, dated as of January 20, 2005, between Endeavour International Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 6.00% Convertible Senior Notes due 2012 (incorporated by reference to our Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2005).

4.4	—	Trust Deed, dated as of January 24, 2008, among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed January 28, 2008).

4.5	—	Registration Rights Agreement, dated as of January 24, 2008, between Endeavour International Corporation and Smedvig QIF Plc (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on January 28, 2008).

5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the common stock.

23.1*	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.

23.2*	—	Consent of Netherland, Sewell & Associates, Inc.

23.3*	—	Consent of Woodburn and Wedge (included in Exhibit 5.1).

23.4*	—	Consent of Vinson & Elkins RLLP.

24.1*	—	Power of Attorney (included in the signature page herein).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of March , 2009.

ENDEAVOUR INTERNATIONAL CORPORATION

BY:	/s/ Robert L. Thompson
Robert L. Thompson Senior Vice President, Chief Accounting Officer

Power of Attorney and Signatures

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Michael Kirksey and Robert L. Thompson, and each of them severally his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 13th day of March, 2009.

Signature	Title

/s/ William L. Transier William L. Transier	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ J. Michael Kirksey J. Michael Kirksey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert L. Thompson Robert L. Thompson	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)

/s/ John N. Seitz John N. Seitz	Vice Chairman

/s/ Thomas D. Clark, Jr. Thomas D. Clark, Jr.	Director

/s/ John B. Connally, III John B. Connally, III	Director

/s/ Leiv L. Nergaard Leiv L. Nergaard	Director

/s/ Nancy K. Quinn Nancy K. Quinn	Director

/s/ Charles J. Hue Williams Charles J. Hue Williams	Director